Press Release

FOR IMMEDIATE RELEASE

ALCAN DELIVERS SIGNIFICANTLY HIGHER EARNINGS

Higher prices, stronger demand and business enhancements yield benefits

FINANCIAL HIGHLIGHTS

  Operating earnings per share of US$0.50, up 25% year-over-year and 35% sequentially; and

  Income from continuing operations of US$0.30 per share, compared to US$0.04 a share in the year-ago quarter and US$0.36 a share in the fourth quarter of 2003

MONTREAL, CANADA - May 6, 2004 - Alcan Inc. (NYSE, TSX: AL) today reported first quarter income from continuing operations of US$110 million, or US$0.30 per common share, up from US$16 million or US$0.04 per common share a year earlier. Operating earnings, which exclude foreign currency balance sheet translation effects and Other Specified Items, were US$184 million or US$0.50 per common share, up from US$131 million or US$0.40 per common share a year earlier.

"The quarter was another important milestone on the road to building an even better Alcan, as it marked the first time that Pechiney was included in our results," said Travis Engen, President and Chief Executive Officer. "Good progress on integration is being made across the Company and we have increased our synergy target to US$360 million. I have every confidence in our ability to reach this new objective."

"While a tremendous amount of time and energy is being devoted to integration, the organization has not lost sight of the day-to-day operating imperatives," he continued. "Considering the adverse effects of rising external costs and currency movements and the impact of one-time transitional costs associated with Pechiney, I am pleased that our underlying performance remains fundamentally strong." Looking ahead he stated that, "strengthening demand in many of our end markets and an improving outlook for aluminum, in concert with our continuing financial discipline and value-driven culture, provide a solid underpinning for our business and give us good reason to be optimistic for the balance of 2004."

Operating earnings for the first quarter of 2004 were US$184 million, up US$53 million from the comparable quarter of last year. Benefits from higher prices, improved rolled product volumes and contributions from acquisitions were partially offset by the adverse impacts of the weaker U.S. dollar, higher raw material costs and integration expenses. Compared to the fourth quarter of 2003, operating earnings were up US$62 million, reflecting higher LME prices and normal seasonal volume increases.

Income from continuing operations for the first quarter of 2004 included a non-cash, after-tax gain of US$9 million, or US$0.03 per common share, for the effects of foreign currency balance sheet translation, compared to a loss of US$104 million, or US$0.32 per common share, in the year-ago quarter. Also included in net income from continuing operations for the first quarter was a net after-tax charge of US$83 million, or US$0.23 per common share, for Other Specified Items versus a net after-tax charge of US$11 million, or US$0.04 per common share, in the corresponding period of 2003. Other Specified Items are detailed in the table below.

	First Quarter		Fourth Quarter
(US$ millions, except where indicated)	2004	2003	2003
Operating earnings - excluding foreign currency balance
sheet translation and Other Specified Items *	184	131	122
Foreign currency balance sheet translation	9	(104)	(59)
Other Specified Items
Synergy costs	(8)	-	(14)
Restructuring charges	(5)	-	(11)
Asset impairment	-	-	(30)
Gain (loss) from non-routine sales of assets, businesses
and investment	5	-	11
Tax adjustments	3	(11)	85
Legal and environmental provisions	-	-	(10)
Pechiney financing-related gain (loss)	(2)	-	57
Purchase accounting adjustments related to inventory
and in-process research and development	(75)	-	(32)
Other	(1)	-	(3)
Other Specified Items (sub-total)	(83)	(11)	53
Income from continuing operations	110	16	116
Loss from discontinued operations	(4)	(4)	(19)
Cumulative effect of accounting change	-	(39)	-
Net income (loss)	106	(27)	97

Earnings per share (US$ per share)
Operating earnings	0.50	0.40	0.37
Income from continuing operations	0.30	0.04	0.36
Net income	0.29	(0.09)	0.30
Average number of shares outstanding (millions)	367.1	321.5	322.4
* See Operating Earnings from Continuing Operations for an explanation of the Company's use of this measure

Prior period information presented in this press release has been restated to reflect the adoption of U.S. GAAP. Financial and operating information presented for the quarter ended March 31, 2004 includes the operations of Pechiney.

Foreign Currency Balance Sheet Translation

Foreign currency balance sheet translation effects arise from translating monetary items (principally deferred income taxes and long-term liabilities) denominated in Canadian and Australian dollars into U.S. dollars for reporting purposes. The strengthening of the U.S. dollar in the first quarter of 2004, principally against the Canadian dollar, resulted in the Company recording translation gains of US$9 million as compared to losses of $104 million in the year-ago quarter. Although these effects are primarily non-cash in nature, they can have a significant impact on the Company's net income.

Other Specified Items

Other Specified Items (OSIs - see Definitions) in the first quarter produced a net after-tax charge of US$83 million versus a net after-tax charge of US$11 million a year ago. OSIs in the first quarter of 2004 included one-time purchase accounting adjustments of US$75 million related to Pechiney inventory revaluation, synergy costs of US$8 million related to the Pechiney and FlexPac acquisitions, restructuring charges of US$5 million for various operations in North America, a gain of US$5 million on the sale of assets in the U.K. and favourable tax adjustments of US$3 million related to the settlement of a tax issue in Germany. In the same period last year, OSIs mainly comprised tax adjustments related to prior years. OSIs in the fourth quarter of 2003 were a net gain of US$53 million, mainly arising from one-time favourable tax benefits and financing-related gains, partially offset by asset impairments, restructuring charges and one-time purchase accounting adjustments related to research and development.

Net Income

Discontinued operations include the results of the Ravenswood rolled products facility in the U.S. and certain non-core packaging and engineered products operations. The after-tax loss from discontinued operations was US$4 million in the first quarter, unchanged from a year earlier. After including the results of discontinued operations, the Company reported net income of US$106 million (US$0.29 per common share) compared to a net loss of US$27 million (US$0.09 per common share) a year earlier. The year ago quarter included a charge of US$39 million for the cumulative effect of an accounting change (see U.S. GAAP Accounting for further details). Net income was US$97 million (US$0.30 per common share) in the fourth quarter of 2003.

Integration Costs and Other Items

Included in the operating results for the first quarter were pre-tax expenses of US$7 million associated with the integration of Pechiney. These expenses do not form part of the costs to realize synergy benefits, but principally reflect those expenses incurred in order to align management and compliance systems.

Also included in the first quarter was a pre-tax gain of US$1 million arising from the marking to market of derivatives and pre-tax costs of US$2 million for the expensing of stock options. The year-ago quarter, included mark-to-market gains of US$29 million and stock option expenses of US$2 million. (See U.S. GAAP Accounting for further details).

Earnings per share information for 2004 reflects an increased number of common shares outstanding, most of which were issued in connection with the acquisition of Pechiney. For the quarter, the average number of common shares outstanding was 367.1 million compared to 321.5 million in the comparable year-ago quarter and 322.4 million in the fourth quarter of 2003. At March 31, 2004, there were 368.0 million shares outstanding.

Sales and Operating Revenues

	First Quarter		Fourth Quarter
(US$ millions, unless otherwise noted)	2004	2003	2003
Sales & operating revenues	6,243	3,232	3,550
Shipments (thousands of tonnes)
Ingot products [1]	566	340	413
Rolled products	656	511	479
Conversion of customer-owned metal	100	105	101
Aluminum used in engineered products & packaging	129	143	123
Total aluminum volume	1,451	1,099	1,116
Ingot product realizations (US$ per tonne)	1,783	1,602	1,642
Average London Metal Exchange 3-month price
(US$ per tonne)	1,666	1,392	1,521
1 Includes primary and secondary ingot and scrap

Sales and operating revenues were US$6.2 billion in the first quarter, up US$3.0 billion from a year earlier. Of the increase, approximately US$2.7 billion was the result of acquisitions, primarily Pechiney, with the remainder reflecting higher prices and the stronger euro. Revenues were higher than in the fourth quarter of 2003, reflecting the addition of Pechiney, higher aluminum prices and seasonally stronger rolled product volumes.

With the acquisition of Pechiney and its substantial international trading activities, and in light of recent developments in U.S. accounting standards, Alcan has elected to report trading revenues for metal contracts on a net rather than gross basis. This will apply only to those third-party metal sales sourced from third party purchases. This accounting treatment reduces quarterly sales revenues and cost of goods sold by an estimated US$1.1 billion from what they otherwise would have been under the gross method.

Total aluminum volume, at 1,451 thousand tonnes (kt), was up 352 kt from a year earlier and 335 kt from the preceding quarter. The increase largely reflects the addition of Pechiney and higher rolled product volumes, notably in North America and Asia.

Ingot product realizations, at US$1,783 per tonne, were US$181 per tonne higher than in the year-ago quarter and US$141 per tonne higher than in the fourth quarter, reflecting the benefit of higher LME prices owing to improved aluminum market fundamentals.

REVIEW OF BUSINESS GROUP PROFIT AND CORPORATE ITEMS
	First Quarter		Fourth Quarter
(US$ millions)	2004	2003	2003
Business Group Profit (BGP)
Bauxite and Alumina	88	49	111
Primary Metal	376	226	201
Rolled Products Americas and Asia	107	81	84
Rolled Products Europe	83	54	32
Engineered Products	61	24	16
Packaging	166	80	97
Pechiney World Trading	15	-	-
Segregated Businesses	22	-	-
Equity accounted joint venture eliminations	(53)	(31)	(39)
Total BGP	865	483	502

Corporate Items
Intersegment, corporate offices and other	(281)	(77)	(174)
Depreciation & amortization	(340)	(208)	(217)
Interest	(94)	(47)	(60)
Income taxes	(45)	(141)	90
Equity income	16	7	7
Minority interests	(11)	(1)	(4)
Goodwill impairment	-	-	(28)
Income from continuing operations	110	16	116

Business Group Profit

Business Group Profit (BGP) comprises earnings before interest, taxes, depreciation and amortization excluding certain items, such as corporate costs and asset impairments, which are not under the control of the business groups. These items are managed by the Company's head office, which focuses on strategy development and oversees governance, policy, legal, compliance, human resources and finance matters.

Financial information for individual business groups includes the results of certain joint ventures on a proportionately consolidated basis, which is consistent with past practice and reflects the way the business groups are managed. However, with the adoption of U.S. GAAP, the BGP of these joint ventures is now removed from Total BGP for the Company and their net after-tax results are reported as equity income.

Bauxite and Alumina: The group reported BGP for the first quarter of US$88 million, up US$39 million from the year-ago quarter. The increase reflected benefits from the acquisition of Pechiney and higher alumina prices, partially offset by the unfavourable impact of currency movements on operating costs. Despite higher prices and the impact of Pechiney, BGP was down US$23 million from the fourth quarter of 2003, which included a mark-to-market gain of US$61 million on the revaluation of certain derivative instruments. The alumina market is forecast to remain in tight supply in the second quarter, which should keep spot market prices high. The continuing strength of the Canadian and Australian dollars is expected to negatively impact year-over-year performance comparisons in the second quarter.

Primary Metal: BGP was US$376 million, an increase of US$150 million from a year earlier. Higher metal realizations, contributions from acquired Pechiney operations, increased total ingot volumes and benefits from cost reduction initiatives were partially offset by the adverse impact of the weaker U.S. dollar and by higher raw material costs. On a sequential quarter basis, higher realizations, contributions from Pechiney and benefits from some recovery in the U.S. dollar resulted in BGP increasing by US$175 million. The second quarter outlook is for continued favourable market conditions for primary aluminum.

Rolled Products Americas and Asia: BGP was US$107 million, up US$26 million from the year-ago quarter. These record results for the Group reflected strengthening market conditions in Asia and North America and market share improvements in South America. The restoration of price spreads between recycled metal and primary aluminum, together with cost improvements in North America, were also important contributors to the year-over-year increase. Improving markets together with the normal seasonal pick-up in North America led volumes higher and resulted in an increase in BGP of US$23 million over the fourth quarter of 2003. The acquisition of Pechiney does not materially affect this group. For the second quarter, seasonally the strongest, volumes are expected to improve in all regions.

Rolled Products Europe: BGP was US$83 million, an increase of US$29 million over the year-ago quarter. The improvement mainly reflected mark-to-market gains on derivatives and the contributions of operations acquired from Pechiney. While end markets are recovering slowly in Europe, the strong euro continues to depress margins and volumes. Alcan's rolling operations are responding to this situation with product portfolio adjustments and cost reductions. Compared to the fourth quarter, BGP increased by US$51 million due to the impact of mark-to-market adjustments on derivatives, seasonally higher volumes and the contribution from Pechiney operations acquired. The group now includes foil-rolling operations that were previously included in the Packaging group. Prior period results have been restated to reflect this change. With the continuing slow recovery in Europe, volumes are expected to be slightly higher in the second quarter.

Engineered Products: BGP was US$61 million, which was US$37 million higher than a year earlier. More than half of the increase in BGP was due to the Pechiney acquisition and was mainly related to the aerospace business. Excluding the impact of Pechiney, BGP was up significantly from the previous year due to higher volumes, benefits from cost-reduction initiatives, contributions from other acquisitions and the stronger euro. Compared to the fourth quarter of 2003, BGP was up US$45 million as a result of the Pechiney acquisition, seasonally higher sales, improved markets, continued cost reductions and strong volumes especially in the aerospace, extrusion and cable businesses. Improved market fundamentals are expected to continue through the second quarter.

Packaging: BGP was US$166 million, up US$86 million from a year earlier and US$69 million from the fourth quarter of 2003. The significant increase was primarily due to the Pechiney and FlexPac acquisitions, the realization of FlexPac merger synergies, cost benefits from restructuring programs and positive foreign currency effects on operating costs. These factors together with seasonal improvements accounted for the improvement over the fourth quarter. Market conditions in Europe are generally flat as compared to the buoyant conditions evident in North America. Results are expected to improve in the second quarter mainly due to the ongoing realization of benefits from synergy and cost reduction programs.

Segregated Businesses: These include the BGP of operations identified for potential divestment under the terms of the Pechiney acquisition. Until such time as Alcan has completed an internal portfolio review, these assets are being held separate and managed by independent trustees. Operations in this category include the Neuf-Brisach, Rugles and Annecy rolling mills and certain packaging operations in the aerosol cans and aluminum cartridges businesses. The Ravenswood rolling mill is also under independent management, but its results are included in discontinued operations as U.S. competition regulators have required its divestment.

Corporate Items

Intersegment, corporate offices and other include the elimination of profits on intersegment sales of aluminum, corporate head office costs as well as other non-operating items. The increase over the year-ago quarter reflected the addition of Pechiney, together with a pre-tax charge of US$116 million for purchase accounting adjustments related to a revaluation of Pechiney's inventories, which are part of OSIs.

Depreciation and amortization, at US$340 million, was US$132 million higher than in the year-ago quarter and US$123 million higher sequentially, primarily reflecting the impact of the Pechiney acquisition. Capital spending was 78% of depreciation versus 56% in the year-ago quarter and 133% in the prior quarter.

Interest expense of US$94 million for the first quarter was higher than in both the first and fourth quarters of 2003 reflecting the impact of debt raised to finance the Pechiney transaction together with debt assumed upon acquisition.

Investments in entities over which Alcan has significant influence but does not control are accounted for using the equity method. Equity income was US$16 million in the first quarter compared to US$7 million a year earlier.

The Company's effective tax rate on income from continuing operations was 30% in the first quarter. Included in the quarter's results was a favorable tax adjustment of $3 million related to a settlement with the German tax authorities on a 1995 transfer pricing issue. This tax benefit is not included in operating earnings, but has been treated as an Other Specified Item.

Cash Flow and Debt

Cash generated from operating activities in continuing operations was US$285 million in the first quarter of 2004 as compared to US$272 million a year earlier. While the Company's earnings were higher year over year, rising metal prices and improving business conditions led to increased working capital.

After dividends of US$59 million and capital expenditures of US$264 million, free cash flow from continuing operations was negative US$38 million for the first quarter of 2004. Free cash flow from continuing operations was US$96 million a year earlier. Capital expenditures were higher in the current year's quarter as a result of the inclusion of Pechiney's spending, as well as for expenditures related to the expansion of the Alouette smelter in Quebec.

Debt as a percentage of invested capital at March 31, 2004 was 47%, unchanged from the end of the fourth quarter and up from 30% at the end of the prior-year quarter, reflecting new debt raised and assumed on the Pechiney acquisition in December 2003.

OUTLOOK AND EARNINGS SENSITIVITIES

The global economic recovery underway since the third quarter of 2003 is expected to continue on track in the coming months, led primarily by strong growth in North America and Asia. In Europe, which continues to be impacted by the strong euro, the recovery remains muted.

In this environment, Alcan expects world demand for primary aluminum to grow by 8.0% in 2004. In comparison, Alcan believes that higher primary aluminum production in China and Africa will contribute to an increase of 5.8% in world supply. With demand increasing faster than production, Alcan now forecasts a market deficit of 430 kt for 2004, up from its earlier forecast of 170 kt.

Alcan estimates the annualized after-tax impact of currency and LME price movements on net income from continuing operations for 2004 to be as follows:
	Change in rate / price	US$M	US$ / share
Economic impact of changes in period-average exchange rates
Euro	US$0.01	(1)	(0.00)
Canadian dollar	US$0.01	(11)	(0.03)
Australian dollar	US$0.01	(4)	(0.01)
Balance sheet translation impact of changes in period-end exchange rates
Canadian dollar	US$0.01	(17)	(0.05)
Australian dollar	US$0.01	(2)	(0.01)
Economic impact of changes in period-average LME prices*
Aluminum	US$100/t	180	0.49

* Realized prices across Alcan's total product portfolio generally lag LME price changes by an average of 3 to 6 months. Changes in local and regional premia may also impact aluminum price realizations.

U.S. GAAP ACCOUNTING

Alcan has historically prepared and filed its financial statements in accordance with Canadian generally accepted accounting principles (GAAP) with a reconciliation to United States (U.S.) GAAP. During the quarter ended March 31, 2004, the Company adopted U.S. GAAP as its primary reporting standard for presentation of its consolidated financial statements. Historical consolidated financial statements were restated in accordance with U.S. GAAP.

In accordance with FASB Statement No.133, Accounting for Derivative Instruments and Hedging Activities, all derivatives are marked to market. For those derivatives that do not qualify for hedge accounting, the resulting unrealized gains and losses are included in income immediately, rather than concurrently with the underlying exposure being hedged. With the acquisition of Pechiney, the Company is reassessing the appropriate functional currency for several of its foreign entities. Until this review has been completed, the Company has elected not to use hedge accounting for most of its currency derivatives. Metal derivatives are generally accorded hedge accounting treatment.

Effective January 1, 2004, Alcan has elected to expense the cost of stock options using the fair value provisions of SFAS No. 123, Accounting for Stock-Based Compensation. While this accounting treatment is not yet required under U.S. GAAP, the Company believes that it is in the best interest of shareholders and is aligned with the principles of strong corporate governance. Prior periods have been restated for comparative purposes. With this change, all of Alcan's equity-linked compensation is now being expensed.

On January 1, 2003, the Company retroactively adopted the SFAS No. 143, Accounting for Asset Retirement Obligations. Under SFAS No. 143, the Company recognized additional liabilities, at fair value, of approximately US$106 million as at January 1, 2003, for existing legal asset retirement obligations. A charge of US$39 million for the cumulative effect of an accounting change, which related primarily to costs for spent potlining disposal for pots currently in operation, was recorded in the first quarter of 2003.

ALCAN INC.

Alcan is a multinational, market-driven company and global leader in aluminum and packaging, as well as aluminum recycling. With world-class operations in primary aluminum, fabricated aluminum as well as flexible and speciality packaging, aerospace applications, bauxite mining and alumina processing, today's Alcan is even better positioned to meet and exceed its customers' needs for innovative solutions and service. Alcan employs 88,000 people and has operating facilities in 63 countries.

OPERATING EARNINGS FROM CONTINUING OPERATIONS

Alcan presents operating earnings from continuing operations in addition to net income from continuing operations and reported net income. Operating earnings from continuing operations are not calculated in accordance with U.S. GAAP and there is no standard definition of this term. Accordingly, it is unlikely that comparisons can be made among different companies that make operating earnings information available. The determination of whether an item is treated as an Other Specified Item involves the exercise of judgement by Alcan management.

The Company believes that operating earnings from continuing operations is a useful measure because it excludes items that are not typical of ongoing operating activities, such as Other Specified Items, as well as items that are outside management's control, such as the impact of foreign currency balance sheet translation. Management has concluded that operating earnings is a relevant measure for shareholders and other investors as it removes the inherent volatility of such items, whether favourable or unfavourable, and provides a clearer picture of underlying business performance. Moreover, the measure is in line with the Company's internal performance measurement and management systems. Operating earnings information has historically been presented in response to requests from investors and financial analysts, who have indicated that they find the information highly relevant and essential to their understanding of the Company.

NOTE ON FORWARD LOOKING STATEMENTS

Statements made in this press release which describe the Company's or management's objectives, projections, estimates, expectations or predictions of the future may be "forward-looking statements" within the meaning of securities laws, which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "estimates," "anticipates" or the negative thereof or other variations thereon. The Company cautions that, by their nature, forward-looking statements involve risk and uncertainty and that the Company's actual actions or results could differ materially from those expressed or implied in such forward-looking statements or could affect the extent to which a particular projection is realized. Important factors which could cause such differences include global supply and demand conditions for aluminum and other products, aluminum ingot prices and changes in raw materials' costs and availability, changes in the relative value of various currencies, cyclical demand and pricing within the principal markets for the Company's products, changes in government regulations, particularly those affecting environmental, health or safety compliance, economic developments, relationships with and financial and operating conditions of customers and suppliers, the effects of integrating acquired businesses and the ability to attain expected benefits and other factors within the countries in which the Company operates or sells its products and other factors relating to the Company's ongoing operations including, but not limited to, litigation, labour negotiations and fiscal regimes.

DEFINITIONS

"GAAP" refers to Generally Accepted Accounting Principles.

"Other Specified Items" include, for example: restructuring charges; asset impairment charges; unusual environmental charges; gains and losses on non-routine sales of assets, businesses or investments; gains and losses from legal claims; gains and losses on the redemption of debt; income tax reassessments related to prior years and the effects of changes in income tax rates; and other items that, in Alcan's view, do not typify normal operating activities.

"Free cash flow" consists of cash from operations less capital expenditures and dividends. Management believes that free cash flow is relevant to investors as it provides a measure of the cash generated internally that is available for investment opportunities and debt service.

"LME" refers to the London Metal Exchange.

All tonnages are stated in metric tonnes, equivalent to 2,204.6 pounds.

All figures are unaudited.

QUARTERLY RESULTS WEBCAST

Alcan's quarterly results conference call with investors and analysts will take place on Thursday, May 6, 2004 at 10:00 a.m. EST and will be webcast via the Internet at www.alcan.com.

Supporting documentation (press release, financial statements, investor presentation and supplementary information) is available at www.alcan.com., using the Investors link. Miscellaneous and previous years' filings may be accessed using the following links to the www.sec.gov (U.S.) and www.sedar.com (Canada) websites.

MEDIA CONTACT:	INVESTMENT CONTACT:
Joseph Singerman	Corey Copeland
Tel.: (514) 848-1355	Tel. (514) 848- 8368

Conference call numbers:	Conference call numbers:
North America (800) 621-5169	North America (800) 558-9407
Local & overseas (416) 641-6715	Local & overseas (416) 620-7069

ALCAN INC.

INTERIM CONSOLIDATED STATEMENT OF INCOME

(unaudited)

Three months ended March 31	2004	2003*
(in millions of US$, except per share amounts)
Sales and operating revenues	6,243	3,232

Costs and expenses
Cost of sales and operating expenses	5,166	2,597
Depreciation and amortization	340	208
Selling, administrative and general expenses	412	164
Research and development expenses	61	29
Interest (note 4)	94	47
Other expenses (income) - net	20	36
	6,093	3,081
Income from continuing operations before income taxes and other items	150	151
Income taxes	45	141
Income from continuing operations before other items	105	10
Equity income	16	7
Minority interests	(11)	(1)
Income from continuing operations	110	16
Loss from discontinued operations	(4)	(4)
Income before cumulative effect of accounting changes	106	12
Cumulative effect of accounting changes, net of income tax of $17	-	(39)
Net income (Loss)	106	(27)
Dividends on preference shares	2	2
Net income (Loss) attributable to common shareholders	104	(29)

Earnings (Loss) Per Share
Basic:
Income from continuing operations	0.30	0.04
Loss from discontinued operations	(0.01)	(0.01)
Cumulative effect of accounting changes	-	(0.12)
Net income (loss) per common share - basic	0.29	(0.09)
Diluted:
Income from continuing operations	0.29	0.04
Loss from discontinued operations	(0.01)	(0.01)
Cumulative effect of accounting changes	-	(0.12)
Net income (loss) per common share - diluted	0.28	(0.09)

Dividends per common share	0.15	0.15

*Excludes Pechiney, see note 2.

ALCAN INC.

INTERIM CONSOLIDATED BALANCE SHEET

(unaudited)

	March 31, 2004	December 31, 2003
(in millions of US$)

ASSETS

Current assets
Cash and time deposits	505	778
Trade receivables (net of allowances of $88 in 2004 and $90 in 2003)	3,575	3,235
Other receivables	787	812
Deferred income taxes	27	50
Inventories - Aluminum operating segments
- Aluminum	954	943
- Raw materials	378	398
- Other supplies	350	343
	1,682	1,684
- Packaging operating segment	412	405
- Pechiney	1,757	1,883
	3,851	3,972
Current assets held for sale	271	267
Total current assets	9,016	9,114

Deferred charges and other assets	1,626	1,590
Deferred income taxes	844	887
Property, plant and equipment
Cost (excluding Construction work in progress)	21,902	21,882
Construction work in progress	699	645
Accumulated depreciation	(8,527)	(8,216)
	14,074	14,311
Intangible assets (net of accumulated amortization of $99
in 2004 and $86 in 2003)	1,176	1,218
Goodwill	4,851	4,686
Long-term assets held for sale	132	142
Total assets	31,719	31,948

ALCAN INC.

INTERIM CONSOLIDATED BALANCE SHEET (cont'd)

(unaudited)

	March 31, 2004	December 31, 2003
(in millions of US$)

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Payables and accrued liabilities	5,417	5,277
Short-term borrowings	1,472	1,764
Debt maturing within one year	198	341
Deferred income taxes	53	86
Current liabilities of operations held for sale	117	123
Total Current liabilities	7,257	7,591

Debt not maturing within one year	7,901	7,437
Deferred credits and other liabilities	4,091	4,100
Deferred income taxes	1,524	1,702
Long-term liabilities of operations held for sale	322	322
Minority interests	299	519

Shareholders' equity
Redeemable non-retractable preference shares	160	160
Common shareholders' equity
Common shares	6,575	6,461
Additional paid in capital	124	128
Retained earnings	3,380	3,331
Common shares held by a subsidiary	(56)	(56)
Accumulated other comprehensive income	142	253
	10,165	10,117
	10,325	10,277

Total liabilities and shareholders' equity	31,719	31,948

ALCAN INC.

INTERIM CONSOLIDATED STATEMENT OF CASH FLOWS (unaudited)

Three months ended March 31	2004	2003*
(in millions of US$)

OPERATING ACTIVITIES

Net income (loss)	106	(27)
Loss from discontinued operations	4	4
Income from continuing operations	110	(23)
Adjustments to determine cash from operating activities:
Cumulative effect of accounting change	-	39
Depreciation and amortization	340	208
Deferred income taxes	(38)	34
Equity income	(16)	(7)
Asset impairment provisions	5	1
Stock-based compensation	2	2
Change in operating working capital
Change in receivables	(429)	(51)
Change in inventories	100	(30)
Change in payables and accrued liabilities	228	16
Change in deferred charges, other assets,
deferred credits and other liabilities - net	(22)	83
Other - net	5	-

Cash from operating activities in continuing operations	285	272

Cash from operating activities in discontinued operations	2	6

Cash from operating activities	287	278

FINANCING ACTIVITIES

Proceeds from issuance of new debt	541	3
Debt repayments	(220)	(82)
Short-term borrowings - net	(231)	(31)
Common shares issued	25	5
Dividends - Alcan shareholders (including preference)	(57)	(50)
- Minority interests	(2)	(9)
Cash from (used for) financing activities in continuing operations	56	(164)

Cash from (used for) financing activities in discontinued operations	4	(2)

Cash from (used for) financing activities	60	(166)

*Excludes cash flows of Pechiney, see note 2.

ALCAN INC.

INTERIM CONSOLIDATED STATEMENT OF CASH FLOWS (unaudited) (cont'd)

Three months ended March 31	2004	2003*
(in millions of US$)

INVESTMENT ACTIVITIES

Purchase of property, plant and equipment	(264)	(117)
Business acquisitions and purchase of investments	(368)	(5)
Net proceeds from disposal of business, investments and other assets	45	7

Cash used for investment activities in continuing operations	(587)	(115)

Cash used for investment activities in discontinued operations	(4)	(4)

Cash used for investment activities	(591)	(119)

Effect of exchange rate changes on cash and time deposits	(27)	1
Decrease in cash and time deposits	(271)	(6)

Cash and time deposits - beginning of period	778	98
Cash and time deposits - end of period in continuing operations	505	91
Cash and time deposits - end of period in discontinued operations	2	1
Cash and time deposits - end of period	507	92

*Excludes cash flows of Pechiney, see note 2.

ALCAN INC.

(in millions of US$)

1. CHANGE IN REPORTING GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

Alcan has historically prepared and filed its financial statements in accordance with Canadian generally accepted accounting principles (GAAP) with a reconciliation to United States (U.S.) GAAP. During the quarter ended March 31, 2004, the Company adopted U.S. GAAP as its primary reporting standard for presentation of its consolidated financial statements. Historical consolidated financial data presented has been restated.

The Company has adopted U.S. GAAP to enhance its communication with its shareholders, improve comparability of financial information with its competitors and peer group, and promote a common financial language within Alcan.

2. BASIS OF PRESENTATION

The unaudited interim consolidated financial statements do not include all of the financial statement disclosures required to be in accordance with United States generally accepted accounting principles for interim reporting and therefore should be read in conjunction with the most recent annual financial statements.

On December 15, 2003, Alcan acquired Pechiney. The interim consolidated financial statements as at and for the quarter ended March 31, 2004 include the operations of Pechiney and its consolidated subsidiaries (Pechiney). The financial statements as at December 31, 2003 include only the balance sheet of Pechiney.

3. DISCONTINUED OPERATIONS AND ASSETS HELD FOR SALE

In the first quarter of 2004, the Company committed to a plan to sell certain non-strategic assets in the Engineered Products operating segment that are not part of its core operations. The Company is actively pursuing potential purchasers and expects the sale to be completed in the first quarter of 2005. These assets are classified as held for sale and are included in discontinued operations.

4. CAPITALIZATION OF INTEREST COSTS

Total interest costs in continuing operations in the first quarter of 2004 and 2003 were $96 and $48, respectively of which $2 and $1 were capitalized.

5. SALES AND ACQUISITIONS OF BUSINESSES

Pechiney

On January 15, 2004, the Company acquired the Pechiney securities tendered in the re-opened offer and as consideration, issued 2,082,075 common shares of the Company (including 691,669 shares to Pechiney) valued at $39.63 per share and paid $158 in cash including $5 as payment of additional consideration for holders of Pechiney securities who tendered during the re-opened offer. The additional ownership acquired through this re-opened offer was accounted for in the first quarter of 2004 when the Company settled the purchase price and obtained legal title of the Pechiney securities tendered during the re-opened offer.

5. SALES AND ACQUISITIONS OF BUSINESSES (cont'd)

The withdrawal offer of Alcan, made in accordance with French securities regulations, as a required step to acquire all remaining Pechiney securities, was opened from January 23 to February 5, 2004. It was followed on February 6, 2004, by a compulsory acquisition by which Alcan became the owner of the remaining Pechiney securities it did not already own. On January 23, 2004, Alcan paid $109, which was accounted for in the first quarter of 2004, representing the aggregate consideration for the withdrawal offer and compulsory acquisition (without taking into account the Pechiney shares that resulted from exercise of Pechiney options between January 23 and February 5, 2004), for distribution in accordance with the provisions of French securities regulations. On February 6, 2004, the Company paid $7, which was accounted for in the first quarter of 2004, in order to complete the acquisition of the Pechiney shares that were issued between January 23 and February 5, 2004, upon the exercise of Pechiney options. On February 6, 2004, Pechiney became a wholly-owned subsidiary of the Company.

Joint Venture

On March 10, 2004, the Company announced that it had secured the necessary regulatory and government approvals to move forward with its previously announced definitive joint venture agreement with the Qingtongxia Aluminum Company and the Ningxia Electric Power Development and Investment Co. Ltd. Under the agreement Alcan will invest approximately $150 for a 50% participation and for a secure power supply in an existing 150-kilotonne modern pre-bake smelter located in the Ningxia autonomous region, in the Peoples' Republic of China. The agreement provides for the joint venture to obtain long-term access to dedicated power on competitive terms sufficient to meet the energy requirements of the smelter. The joint venture also gives Alcan a substantial operating role and the option to acquire, through additional investment, up to 80% of a new 250-kt potline, already under construction.

Montreal, Canada

6 May 2004